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                                                                    Exhibit 23.1

                    Consent of KPMG LLP, Independent Auditors

The Board of Directors
SonoSite, Inc.

     We consent to incorporation by reference in the registration statements (Nos. 333-51820, 333-82739, 333-49401, 333-74833 and 333-60112) on Form S-8 and
registration statements (Nos. 333-68610, 333-91083 and 333-83278) on Form S-3 of SonoSite, Inc. of our report dated February 14, 2002, relating to the consolidated balance sheets of SonoSite, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and shareholders' equity and comprehensive loss for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K/A Amendment No. 2 of SonoSite, Inc.

                                     /s/ KPMG LLP

Seattle, Washington
April 12, 2002